250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports 11.9% Net Income Increase, Continued Strong Loan Growth

•	Net income for the first three months of 2016 increased 11.9% year over year to $6.5 million.

•	Diluted earnings per share (EPS) for the first quarter rose 11.1% year over year to $0.50 from $0.45.

•	Period-end loan portfolio balances rose $187.9 million year over year, or 13.1%, hitting a record high.

•	Record highs for period-end total assets, total deposits and total equity.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (April 20, 2016) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended March 31, 2016. Net income for the first quarter of 2016 was $6.5 million, an increase of $694 thousand, or 11.9%, from net income of $5.9 million for the first quarter of 2015. Our key profitability ratios continue to remain strong as measured by a return on average equity (ROE) of 12.07% and a return on average assets (ROA) of 1.07% for the first quarter of 2016, up from 11.72% and 1.06%, respectively, from the prior-year first quarter.

Diluted earnings per share (EPS) for the first quarter was $0.50, an increase of 11.1% from the 2015 comparable quarter, when EPS was $0.45. Historical share and per share amounts have been restated to reflect our 2% stock dividend distributed on September 28, 2015.

Arrow President and CEO Thomas J. Murphy stated, "The first quarter of 2016 continued to build upon our record performance in 2015. We once again reported a double-digit increase in our loan portfolio, which was a key driver for strong net income growth, as compared to the first quarter last year. We also reached record highs at the end of the quarter for total assets, deposits and equity. We continued to expand our presence in the Capital District market, while maintaining high-performing long-term profitability objectives. Our dedicated team worked hard to deliver these results and I am pleased with our excellent performance."

The following expands upon our first-quarter results:

Net Interest Income: In the first quarter of 2016, on a tax-equivalent basis, our net interest income increased by $1.5 million, or 8.8%, compared to the first quarter of 2015, even though our tax-equivalent net interest margin decreased between the two quarters by 5 basis points. It decreased from 3.24% in the 2015 quarter to 3.19% in the 2016 quarter. The general decrease in net interest margin in recent periods reflected the fact that the average yield on our loan portfolio decreased more rapidly than the average cost of our interest-bearing liabilities. Intermediate and long-term interest rates remain very low and volatile. We expect this low interest rate environment to persist in upcoming periods, which will continue to place downward pressure on our net interest margins.

Loan Growth: Over the three-month period ended March 31, 2016, total loans increased by $48.8 million, or 3.1%, with increases in all three of our major loan segments: commercial, consumer, and residential real estate. At March 31, 2016, our total loan balance was up 13.1% to a record high as compared to March 31, 2015.

During the first quarter of 2016, we experienced an increase of $25 million, or 5.4%, in our consumer loan portfolio, which reached a record-high balance at period-end of $490 million, exceeding the March 31, 2015, balance by $48.6 million, or 11%. This increase was primarily a result of growth in our indirect automobile lending program. In the first quarter, we extended $76.1 million in new loans for new and used automobiles.

Additionally, total outstanding commercial loans increased 4.6% during the quarter, reaching a balance of $509.9 million on March 31, 2016, up $70.7 million, or 16.1%, from March 31, 2015. And finally, our residential real estate loan portfolio increased $1.4 million, or 0.2%. We originated approximately $24.2 million of residential real estate loans during the quarter, a decrease of $2.5 million from our originations in the comparable quarter of 2015.

Deposit Growth: At March 31, 2016, our deposit balances reached a record $2.1 billion, an increase of $96.4 million, or 4.8%, from the prior-year level. Successful execution of our strategic objective to expand our branch network in the Capital District in recent years has been effective in raising new deposits, as well as new loan opportunities. Noninterest-bearing deposits increased more rapidly than total deposits; at period-end, they were up $41.7 million, or 13.4%, from the prior-year level, which has positively impacted net interest margin. Noninterest-bearing demand deposits represent 16.7% of total deposits at March 31, 2016, an increase from 15.4% as of the prior-year level.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management at March 31, 2016, decreased by $23.7 million, or 1.9%, from the total at March 31, 2015, primarily due to the performance of the equity markets. However, the related income from fiduciary activities between the respective three-month periods decreased only $2 thousand, or 0.1%.

Insurance Agency Operations: Insurance commission income increased 3.2% from $2.1 million for the first quarter of 2015 to $2.2 million for the first quarter of 2016. The increase was primarily attributable to an increase in the level of annual contingent commission income received from certain insurance carriers.

Asset Quality: Asset quality remained strong at March 31, 2016, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at March 31, 2016, of $10.1 million were up $1.7 million from the prior-year level and up $1.2 million since year-end 2015. However, our nonperforming assets still represented only 0.41% of total assets at period-end, versus 0.36% at March 31, 2015. Net loan losses expressed as an annualized percentage of average loans outstanding were just 0.04% for the three-month period ended March 31, 2016, compared to 0.06% for the same period a year ago.

Our allowance for loan losses was $16.3 million at March 31, 2016, which represented 1% of loans outstanding, 9 basis points below our ratio one year earlier and 2 basis points below our ratio at December 31, 2015. Our provision for loan losses for the first quarter of 2016 was $401 thousand, an increase of $126 thousand from the provision for the comparable 2015 quarter. The increased size of our provision resulted from a combination of strong loan growth and a modest decrease in net charge-offs between the periods. Our coverage ratio at period-end continued to reflect the strong quality of our loan portfolio.

Cash and Stock Dividends: We distributed a cash dividend of $0.25 per share to shareholders in the first quarter of 2016. The cash dividend was 2% higher than the cash dividend paid in the first quarter of 2015 when adjusted for our 2% stock dividend distributed on September 28, 2015.

Capital: Total stockholders’ equity was a record $220.7 million at period-end, an increase of $15.7 million, or 7.7%, above the March 31, 2015, amount. Arrow's capital grew at a faster pace than asset growth, and the capital ratios remained strong in 2016. At March 31, 2016, the Company's CET1 ratio was estimated to be 12.84% and total risk-based capital ratio was estimated to be 15.09%. The capital ratios of the Company and both its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared favorably to our peer group, which we define as all U.S. bank holding companies having $1 billion to $3 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the 12-month period ended December 31, 2015, in which our return on average equity (ROE) was 11.86%, as compared to 8.54% for our peer group.

As of December 31, 2015, our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.42%, as compared to 0.83% for our peer group, while our annualized ratio of net loan losses of 0.06% were below the peer result of 0.09%.

Industry Recognition: For the second consecutive year, the Company was awarded the Raymond James Community Bankers Cup for “superior financial performance.” Arrow was evaluated alongside 301 community banks with assets between $500 million and $10 billion based on various profitability, operational efficiency and balance sheet metrics. The Community Bankers Cup was awarded to the top 10% of banks for their exceptional performance during 2015, as well as over time. Arrow was one of only two New York State financial institutions recognized.

In addition, the Company's two banking subsidiaries were each recognized as a 5-Star Superior Bank by BauerFinancial, Inc. based on the most recently available financial data. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 36 and 28 quarters, respectively.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended March 31,
	2016	2015
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$15,024	$13,650
Interest on Deposits at Banks	32	21
Interest and Dividends on Investment Securities:
Fully Taxable	2,087	1,944
Exempt from Federal Taxes	1,483	1,375
Total Interest and Dividend Income	18,626	16,990
INTEREST EXPENSE
NOW Accounts	310	330
Savings Deposits	222	167
Time Deposits of $100,000 or More	87	90
Other Time Deposits	169	202
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	5
Federal Home Loan Bank Advances	309	150
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	161	142
Total Interest Expense	1,263	1,086
NET INTEREST INCOME	17,363	15,904
Provision for Loan Losses	401	275
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,962	15,629
NONINTEREST INCOME
Income From Fiduciary Activities	1,931	1,933
Fees for Other Services to Customers	2,237	2,239
Insurance Commissions	2,208	2,139
Net Gain on Securities Transactions	—	90
Net Gain on Sales of Loans	180	132
Other Operating Income	319	323
Total Noninterest Income	6,875	6,856
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,122	7,692
Occupancy Expenses, Net	2,463	2,487
FDIC Assessments	313	280
Other Operating Expense	3,472	3,496
Total Noninterest Expense	14,370	13,955
INCOME BEFORE PROVISION FOR INCOME TAXES	9,467	8,530
Provision for Income Taxes	2,918	2,675
NET INCOME	$6,549	$5,855
Average Shares Outstanding [1]:
Basic	12,954	12,886
Diluted	12,989	12,924
Per Common Share:
Basic Earnings	$0.51	$0.45
Diluted Earnings	0.50	0.45
[1] Share and per share data have been restated for the September 28, 2015, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
ASSETS
Cash and Due From Banks	$30,663	$34,816	$37,941
Interest-Bearing Deposits at Banks	30,048	16,252	73,654
Investment Securities:
Available-for-Sale	388,247	402,309	393,133
Held-to-Maturity (Approximate Fair Value of $324,337 at March 31, 2016; $325,930 at December 31, 2015; and $312,500 at March 31, 2015)	315,284	320,611	305,175
Other Investments	5,149	8,839	4,806
Loans	1,622,728	1,573,952	1,434,794
Allowance for Loan Losses	(16,287)	(16,038)	(15,625)
Net Loans	1,606,441	1,557,914	1,419,169
Premises and Equipment, Net	27,142	27,440	28,381
Goodwill	21,873	21,873	22,003
Other Intangible Assets, Net	2,999	3,107	3,489
Other Assets	51,025	53,027	47,777
Total Assets	$2,478,871	$2,446,188	$2,335,528
LIABILITIES
Noninterest-Bearing Deposits	352,624	$358,751	$310,878
NOW Accounts	962,103	887,317	967,537
Savings Deposits	611,178	594,538	541,750
Time Deposits of $100,000 or More	58,822	59,792	59,886
Other Time Deposits	130,334	130,025	138,653
Total Deposits	2,115,061	2,030,423	2,018,704
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	45,155	23,173	15,895
Federal Home Loan Bank Overnight Advances	—	82,000	—
Federal Home Loan Bank Term Advances	55,000	55,000	50,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	22,952	21,621	25,964
Total Liabilities	2,258,168	2,232,217	2,130,563
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,420,776 Shares Issued at March 31, 2016 and December 31, 2015 and 17,079,376 at March 31, 2015)	17,421	17,421	17,079
Additional Paid-in Capital	251,510	250,680	239,981
Retained Earnings	35,449	32,139	32,157
Unallocated ESOP Shares (47,090 Shares at March 31, 2016; 55,275 Shares at December 31, 2015; and 63,723 Shares at March 31, 2015)	(950)	(1,100)	(1,300)
Accumulated Other Comprehensive Loss	(5,436)	(7,972)	(6,256)
Treasury Stock, at Cost (4,402,128 Shares at March 31, 2016; 4,426,072 Shares at December 31, 2015; and 4,380,293 Shares at March 31, 2015)	(77,291)	(77,197)	(76,696)
Total Stockholders’ Equity	220,703	213,971	204,965
Total Liabilities and Stockholders’ Equity	$2,478,871	$2,446,188	$2,335,528

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Net Income	6,549	6,569	5,933	6,305	5,855
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	—	14	—	10	54

Share and Per Share Data:[1]
Period End Shares Outstanding	12,972	12,939	12,905	12,875	12,880
Basic Average Shares Outstanding	12,954	12,918	12,888	12,886	12,886
Diluted Average Shares Outstanding	12,989	12,979	12,929	12,922	12,924
Basic Earnings Per Share	$0.51	$0.51	$0.46	$0.49	$0.45
Diluted Earnings Per Share	0.50	0.51	0.46	0.49	0.45
Cash Dividend Per Share	0.25	0.25	0.245	0.245	0.245

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	21,166	44,603	17,788	37,303	30,562
Investment Securities	716,523	716,947	711,830	701,329	673,753
Loans	1,595,018	1,556,234	1,502,620	1,456,534	1,422,005
Deposits	2,069,964	2,075,825	1,970,738	1,983,647	1,949,776
Other Borrowed Funds	143,274	127,471	148,887	99,994	69,034
Shareholders’ Equity	218,307	213,219	209,334	206,831	202,552
Total Assets	2,455,256	2,442,964	2,356,121	2,316,427	2,248,054
Return on Average Assets, annualized	1.07%	1.07%	1.00%	1.09%	1.06%
Return on Average Equity, annualized	12.07%	12.22%	11.24%	12.23%	11.72%
Return on Tangible Equity, annualized [2]	13.62%	13.86%	12.79%	13.94%	13.42%
Average Earning Assets	2,332,707	2,317,784	2,232,238	2,195,166	2,126,320
Average Paying Liabilities	1,867,455	1,854,549	1,772,156	1,770,023	1,713,253
Interest Income, Tax-Equivalent[3]	19,745	19,619	18,924	18,501	18,073
Interest Expense	1,263	1,231	1,253	1,243	1,086
Net Interest Income, Tax-Equivalent[3]	18,482	18,388	17,671	17,258	16,987
Tax-Equivalent Adjustment[3]	1,119	1,109	1,093	1,094	1,083
Net Interest Margin, annualized [3]	3.19%	3.15%	3.14%	3.15%	3.24%

Efficiency Ratio Calculation: [4]
Noninterest Expense	14,370	14,242	14,850	14,383	13,955
Less: Intangible Asset Amortization	75	78	79	80	91
Net Noninterest Expense	14,295	14,164	14,771	14,303	13,864
Net Interest Income, Tax-Equivalent	18,482	18,388	17,671	17,258	16,987
Noninterest Income	6,875	6,687	7,137	7,444	6,856
Less: Net Securities (Gain) Loss	—	23	—	16	90
Net Gross Income	25,357	25,052	24,808	24,686	23,753
Efficiency Ratio	56.37%	56.54%	59.54%	57.94%	58.37%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	220,703	213,971	211,142	206,947	204,965
Book Value per Share [1]	17.01	16.54	16.36	16.07	15.91
Goodwill and Other Intangible Assets, net	24,872	24,980	25,266	25,372	25,492
Tangible Book Value per Share [1,2]	15.10	14.61	14.40	14.10	13.93

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.36%	9.25%	9.40%	9.41%	9.57%
Common Equity Tier 1 Capital Ratio	12.84%	12.82%	12.66%	12.92%	13.27%
Tier 1 Risk-Based Capital Ratio	14.08%	14.08%	13.93%	14.24%	14.65%
Total Risk-Based Capital Ratio	15.09%	15.09%	14.94%	15.28%	15.73%

Assets Under Trust Administration and Investment Management	$1,231,237	$1,232,890	$1,195,629	$1,246,849	$1,254,923

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 28, 2015, 2% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	Total Stockholders' Equity (GAAP)	220,703	213,971	211,142	206,947	204,965
	Less: Goodwill and Other Intangible assets, net	24,872	24,980	25,266	25,372	25,492
	Tangible Equity (Non-GAAP)	$195,831	$188,991	$185,876	$181,575	$179,473

	Period End Shares Outstanding	12,972	12,939	12,905	12,875	12,880
	Tangible Book Value per Share (Non-GAAP)	$15.10	$14.61	$14.40	$14.10	$13.93

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	Net Interest Income (GAAP)	17,363	17,279	16,578	16,164	15,904
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,119	1,109	1,093	1,094	1,083
	Net Interest Income - Tax Equivalent (Non-GAAP)	$18,482	$18,388	$17,671	$17,258	$16,987
	Average Earning Assets	2,332,707	2,317,784	2,232,238	2,195,166	2,126,320
	Net Interest Margin (Non-GAAP)*	3.19%	3.15%	3.14%	3.15%	3.24%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The March 31, 2016 CET1 ratio listed in the tables (i.e., 12.80%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	Total Risk Weighted Assets	1,617,957	1,590,129	1,574,704	1,515,416	1,452,975
	Common Equity Tier 1 Capital	207,777	213,970	199,377	195,800	192,865
	Common Equity Tier 1 Ratio	12.84%	12.82%	12.66%	12.92%	13.27%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	03/31/2016	12/31/2015	3/31/2015
Loan Portfolio
Commercial Loans	$106,077	$102,587	$99,910
Commercial Real Estate Loans	403,845	384,939	339,288
Subtotal Commercial Loan Portfolio	509,922	487,526	439,198
Consumer Loans	489,509	464,523	440,901
Residential Real Estate Loans	623,297	621,903	554,695
Total Loans	$1,622,728	$1,573,952	$1,434,794
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$16,038	$15,774	$15,570
Loans Charged-off	217	271	290
Less Recoveries of Loans Previously Charged-off	65	70	70
Net Loans Charged-off	152	201	220
Provision for Loan Losses	401	465	275
Allowance for Loan Losses, End of Quarter	$16,287	$16,038	$15,625
Nonperforming Assets
Nonaccrual Loans	$7,445	$6,433	$6,998
Loans Past Due 90 or More Days and Accruing	552	187	580
Loans Restructured and in Compliance with Modified Terms	118	286	307
Total Nonperforming Loans	8,115	6,906	7,885
Repossessed Assets	165	140	106
Other Real Estate Owned	1,846	1,878	423
Total Nonperforming Assets	$10,126	$8,924	$8,414
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.04%	0.05%	0.06%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.10%	0.12%	0.08%
Allowance for Loan Losses to Period-End Loans	1.00%	1.02%	1.09%
Allowance for Loan Losses to Period-End Nonperforming Loans	200.70%	232.23%	198.16%
Nonperforming Loans to Period-End Loans	0.50%	0.44%	0.55%
Nonperforming Assets to Period-End Assets	0.41%	0.36%	0.36%